KEYSTONE CONSOLIDATED INDUSTRIES, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

Keystone Consolidated Industries, Inc.	CONTACT:
5430 LBJ Freeway, Suite 1740	Bert E. Downing, Jr.
Dallas, Texas 75240-2697	Vice President and Chief Financial Officer
(972) 458-0028	(972) 458-0028

KEYSTONE REPORTS THIRD QUARTER 2007 RESULTS

DALLAS, TEXAS . . . NOVEMBER 13, 2007 . . . Keystone Consolidated Industries, Inc. (OTCBB: KYCN), reported net income of $19.8 million, or $1.98 per diluted share, in the third quarter of 2007 as compared to $9.5 million, or $0.95 per diluted share, in the third quarter of 2006.  The increase in earnings was due primarily to an $8.2 million increase in pension credit, a $9.0 million gain on cancellation of debt and higher selling prices, partially offset by lower shipment volumes and increases in ferrous scrap and other operating costs.

Because the amount of the Company’s net periodic defined benefit pension and other postretirement benefit (“OPEB”) expense or credits are unrelated to the ongoing operating activities of the Company, Keystone measures its overall operating performance using operating income before net pension and OPEB expense or credits.  A reconciliation of operating income as reported to operating income adjusted for pension and OPEB credits is set forth in the following table.

	Three months ended September 30,
	(In thousands)

	2006	2007
Operating income as reported	$17,429	$23,882
Defined benefit pension credit	(12,161)	(20,379)
OPEB credit	(2,100)	(2,201)
Operating income before pension and OPEB credit	$3,168	$1,302

The Company’s sales volumes and average per-ton selling prices for the third quarter of 2006 and 2007 were as follows:

	Three months ended September 30,
	Sales Volume				Selling Prices
	2006		2007		2006	2007
	(000 tons)				(Per ton)
Fabricated wire products	24		20		$1,014	$1,109
Welded wire reinforcement	19		16		880	912
Nails	3			(1)	714	1,076
Industrial wire	20		14		741	785
Coiled rebar		(1)	3		589	584
Bars and shapes	-		3		-	621
Wire rod	85		91		523	555
Billets	5		-		307	-
All products	156		147		667	695

(1) Less than 1,000 tons.

The decrease in operating income before pension/OPEB for the third quarter of 2007 as compared to the same period in 2006 was primarily a result of the net effects of the following factors:
•
lower shipment volumes of fabricated wire products in 2007 resulting from a softening of the market due to increased selling prices and weather conditions causing the cancellation of many agricultural projects;

•	lower shipment volumes of welded wire reinforcement in 2007 due to a decline in the construction of new homes;
•
lower shipment volumes of industrial wire in 2007 due, in part, to lower market demand as a result of both increased imported finished products that adversely affected Keystone’s customers’ sales volumes and Keystone’s increased selling prices;

•	increases in ferrous scrap and other operating costs;
•
higher shipment volumes of wire rod in 2007 due to lower quantities of import product available for sale and higher prices for import products partially offset by a softening of the rod market as a result of price increases; and

•	higher average per-ton product selling prices.

The increased pension credit in 2007 was primarily a result of a $233 million increase in plan assets from the end of 2005 to the end of 2006.

In December 2006, the Company adopted a new accounting standard related to planned major maintenance expense.  Under the new standard, the Company no longer accrues the cost of planned major maintenance expense in advance during the year but instead recognizes the cost of planned major maintenance when incurred.  The new standard was adopted retroactively, and accordingly the Company’s net income in the third quarter and first nine months of 2006 is higher than previously reported by approximately $592,000 and $2.1 million, respectively.

Additionally, operating income for the third quarter and first nine months of 2006 reflects a reclassification of corporate expenses to general and administrative expenses and a reclassification of OPEB credit to a separate line item.  Historically, Keystone classified corporate expenses as a component of non-operating income or expense and included the OPEB credit as components of cost of goods sold, selling expense, general and administrative expense and corporate expenses.  The reclassifications did not affect consolidated net income or net income per share.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   Statements in this release that are not historical in nature are forward-looking and are not statements of fact.  Forward-looking statements represent the Company’s beliefs and assumptions based on currently available information.  In some cases you can identify these forward-looking statements by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology, or by discussions of strategies or trends.  Although Keystone believes the expectations reflected in forward-looking statements are reasonable, it does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause Keystone’s actual future results to differ materially from those described herein are the risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”) including, but not limited to, the following:

•	Future supply and demand for Keystone’s products (including cyclicality thereof),
•	Customer inventory levels,
•	Changes in raw material and other operating costs (such as ferrous scrap and energy)
•	The possibility of labor disruptions,
•	General global economic and political conditions,
•	Competitive products and substitute products,
•	Customer and competitor strategies,
•	The impact of pricing and production decisions,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government regulations and possible changes therein,
•	Significant increases in the cost of providing medical coverage to employees,
•	The ultimate resolution of pending litigation,
•	International trade policies of the United States and certain foreign countries,
•	Operating interruptions (including, but not limited to, labor disputes, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The Company’s ability to renew or refinance credit facilities,
•	Any possible future litigation, and
•	Other risks and uncertainties as discussed in the Company’s filings with the SEC.

Should one or more of these risks materialize, if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company’s results as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income before pension and OPEB credits or expense, which is used by the Company’s management to assess its performance.  The Company believes disclosure of operating income before pension and OPEB credits or expense provides useful information to investors because it allows investors to analyze the performance of the Company’s operations in the same way that the Company’s management assesses performance.

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas.  The Company is a leading manufacturer of steel fabricated wire products, industrial wire, billets and wire rod.  Keystone also manufactures welded wire reinforcement, coiled rebar and steel bars and shapes.  The Company’s products are used in the agricultural, industrial, cold drawn, construction, transportation, original equipment manufacturer and retail consumer markets.  Keystone’s common stock is traded on the OTC Bulletin Board (Symbol: KYCN).

* * * * * * * * * *

KEYSTONE CONSOLIDATED INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007
	(unaudited)		(unaudited)

Net sales	$105,212	$103,358	$353,422	$339,121
Cost of goods sold	96,875	96,923	322,211	319,651

Gross margin	8,337	6,435	31,211	19,470

Other operating income (expense):
Selling expense	(1,680)	(1,601)	(5,158)	(5,032)
General and administrative expense	(3,489)	(3,532)	(8,875)	(10,253)
Defined benefit pension credit	12,161	20,379	36,487	61,136
OPEB credit	2,100	2,201	6,300	6,602
Gain on legal settlement	-	-	-	5,400

Total other operating income	9,092	17,447	28,754	57,853

Operating income	17,429	23,882	59,965	77,323

Nonoperating income (expense):
Interest expense	(1,189)	(1,630)	(3,728)	(4,619)
Interest and other income (expense)	(294)	447	65	999

Total nonoperating expense	(1,483)	(1,183)	(3,663)	(3,620)

Income before income taxes and reorganization items	15,946	22,699	56,302	73,703

Reorganization items:
Reorganization costs	(270)	(3)	(606)	(115)
Gain on cancellation of debt	-	9,031	-	9,031
Total reorganization items	(270)	9,028	(606)	8,916

Income before income taxes	15,676	31,727	55,696	82,619

Provision for income taxes	6,220	11,921	10,587	31,108

Net income	$9,456	$19,806	$45,109	$51,511

Basic and diluted income per share	$0.95	$1.98	$4.51	$5.15

Basic and diluted shares outstanding	10,000	10,000	10,000	10,000